UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2008

ETHANEX ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-129810	20-5458472
(Commission File Number)	(IRS Employer Identification No.)

14500 Parallel Road, Suite A, Basehor, KS	66007
(Address of Principal Place of Executive Offices)	(Zip Code)

(913) 721-5800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On March 23, 2008, Ethanex Energy, Inc.(the “Company”), terminated the Asset Purchase Agreement, dated February 10, 2008 and amended March 11, 2008, by and among the Company, Midwest Renewable Energy LLC (“MRE”), Ethanex Sutherland Land, LLC, Ethanex Sutherland, LLC, Ethanex Phase I, LLC, Ethanex Phase II, LLC, and Ethanex Phase III, LLC (the "Agreement"). The Agreement was terminated pursuant to Section 12(a)(viii), as the Company has been unable to obtain interim financing. The termination was effective immediately.

The termination letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this report by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2008, the Company terminated the employment of the following officers of the Company effective immediately: Robert Walther, Executive Chairman and Director; Randall Rahm, Co-Chief Operating Officer (a principal operating officer) and Director; and Bryan Sherbacow, Co-Chief Operating Officer (a principal operating officer) and Director. Messrs. Walther, Rahm and Sherbacow remain directors of the Company.

Item 8.01 Other Events

On March 19, 2008, in light of its declining liquidity and its inability to obtain interim financing, the Company terminated the employment of all employees other than Albert Knapp, David McKittrick and Lisa Hallier and ceased ongoing commercial operations. Although the Company’s Board of Directors has not formally authorized a bankruptcy filing or made a final determination that the Company will seek bankruptcy protection, the Company is working with bankruptcy counsel to prepare for a filing and anticipates filing for bankruptcy protection in the immediate future.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Termination Letter of Ethanex Energy, Inc., dated March 23, 2008

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SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 23, 2008.

ETHANEX ENERGY, INC.

/s/ David J. McKittrick
By: David J. McKittrick
Its: Executive Vice President,
Chief Financial Officer

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